Exhibit 10.16

Sunoco Partners LLC

Independent Director Compensation Summary Sheet

for 2011

Directors who are employees of Sunoco Partners LLC or its affiliates receive no additional compensation for service on the general partner’s board of directors or any committees of the board. The table below summarizes the 2011 compensation program for independent directors of Sunoco Partners LLC.

2011 INDEPENDENT DIRECTOR COMPENSATION SUMMARY

Component	Amount ($)	Medium of Payment (1)	Timing of Payment (2)

Annual Retainer	$44,000 per year	Restricted Units	$11,000 credited quarterly

	$66,000 per year	Cash	$16,500 paid quarterly

Presiding Director Chair Retainer	$5,000 per year	Cash	$1,250 paid quarterly

Audit Committee Chair Retainer	$6,000 per year	Cash	$1,500 paid quarterly

Conflicts Committee Chair Retainer	$2,000 per year	Cash	$500 paid quarterly

Compensation Committee Chair Retainer	$3,500 per year	Cash	$ 875 paid quarterly

Notes to table:

(1)	Pursuant to the Sunoco Partners LLC Directors’ Deferred Compensation Plan, the portion of the annual retainer paid in the form of Restricted Units is required to be deferred, and is credited to each independent director’s Mandatory Deferred Compensation Account. In addition, independent directors are permitted to voluntarily defer all or a portion of their cash retainers and fees. Voluntarily deferred cash compensation amounts are credited in the form of Restricted Units to each independent director’s Voluntary Deferred Compensation Account.

(2)	The fair market value of each quarterly payment of Restricted Units is calculated using the average of the closing prices of the Partnership’s Units for the ten trading days prior to the payment date.

In addition to the foregoing, each independent director is reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees.